Exhibit 12.1

CapLease, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(dollars in thousands)	-------------------------------------------Year ended December 31,------------------------------------------------------
	2012	2011	2010	2009	2008
Earnings:
Net income (loss)	$(1,700)	$(1,835)	$(13,140)	$(13,967)	$(23,164)
Interest expense	67,895	76,595	83,024	88,195	95,963
Less: Interest capitalized during the period Note (A)	(758)	–	–	–	–
Portion of rental expense representing interest	61	104	145	182	216
Total earnings	$65,498	$74,865	$70,029	$74,410	$73,015

Fixed Charges:
Interest expense	$67,137	$76,595	$83,024	$88,195	$95,963
Interest capitalized during the period	758	–	–	–	–
Portion of rental expense representing interest	61	104	145	182	216
Total	$67,956	$76,699	$83,169	$88,377	$96,179

Ratio of Earnings to Fixed Charges	0.96	0.98	0.84	0.84	0.76

CapLease, Inc. and Subsidiaries
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)	-------------------------------------------Year ended December 31,------------------------------------------------------
	2012	2011	2010	2009	2008
Earnings:
Net income (loss)	$(1,700)	$(1,835)	$(13,140)	$(13,967)	$(23,164)
Interest expense	67,895	76,595	83,024	88,195	95,963
Less: Interest capitalized during the period Note (A)	(758)	–	–	–	–
Portion of rental expense representing interest	61	104	145	182	216
Total earnings	$65,498	$74,865	$70,029	$74,410	$73,015

Combined Fixed Charges and Preference Dividends:
Interest expense	$67,895	$76,595	$83,024	$88,195	$95,963
Interest capitalized during the period	758	–	–	–	–
Portion of rental expense representing interest	61	104	145	182	216
Preferred Stock Dividends	10,003	6,510	5,618	2,844	2,844
Total	$78,717	$83,209	$88,787	$91,221	$99,023

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.83	0.90	0.79	0.82	0.74

Note (A) Interest capitalized during the period is deducted because fixed charges includes all interest, whether capitalized or expensed.
Only fixed charges that were deducted from income should be added back in the earnings computation.